ALAMO GROUP ANNOUNCES 2017 SECOND QUARTER RESULTS            PAGE 1

For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP ANNOUNCES
RECORD 2017 SECOND QUARTER RESULTS

SEGUIN, Texas, August 2, 2017 - Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter ended June 30, 2017.
Highlights for the Quarter

•	Record net income for a second quarter of $12.3 million, up 16.6%

•	Net sales for the quarter of $213.3 million, up 0.8%

•	Industrial Division net sales $117.3 million, up 0.2%

•	Agricultural Division net sales $54.2 million, up 4.6%

•	European Division net sales $41.7 million, down 1.8%

•	Record net income for the first six months of $24.5 million, up 27.4%

•	Record net sales for the first six months of $428.7 million, up 1.5%

•	Backlog at $157.2 million, up 20.7% versus previous year's second quarter
Alamo Group’s net sales for the second quarter of 2017 were $213.3 million compared to $211.5 million in the second quarter of 2016, an increase of 0.8%. Net income for the quarter was $12.3 million, or $1.05 per diluted share, compared to net income of $10.6 million, or $0.92 per diluted share, in 2016. This is an increase of 16.6% in net income and 14.1% in earnings per share.

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ALAMO GROUP ANNOUNCES 2017 SECOND QUARTER RESULTS            PAGE 2

For the first six months of 2017 net sales were $428.7 million compared to $422.5 million in the previous year, an increase of 1.5%. Net income for the first half of 2017 was $24.5 million, or $2.10 per diluted share, versus $19.2 million, or $1.67 per diluted share for the same period in 2016. This is an increase of 27.4% in net income and 25.7% in earnings per share. Net income and diluted earnings per share for both the second quarter and first six months of 2017 were at record levels for Alamo Group.
Sales by Division
Alamo Group's Industrial Division net sales in the second quarter of 2017 were $117.3 million compared to $117.1 million in the second quarter of 2016, an increase of 0.2%. Sales in the division were flat in the second quarter as decreases in snow removal products offset increases in sweeper, vacuum truck and excavator products. For the first six months of 2017 net sales in the Division were $243.2 million versus $240.4 million in 2016, an increase of 1.1%.
The Company's Agricultural Division recorded net sales of $54.2 million in the second quarter of 2017, an increase of 4.6% compared with net sales of $51.8 million for the same period in the prior year. We believe this increase reflects signs of modest improvement in certain sectors of the agricultural market. For the first six months of 2017 net sales in the Agricultural Division were $106.0 million compared to net sales of $100.5 million in the first half of the previous year, an increase of 5.5%.
Alamo Group’s European Division net sales in the second quarter of 2017 were $41.7 million, a decrease of 1.8% compared to net sales of $42.5 million in the comparable period of 2016. While net sales were down in U.S. dollars, in local currency they were up 5.0% as the European market is starting to show some indications of a return to growth. For the first six months of 2017 net sales in the Division were $79.5 million compared to $81.5 million in the first six months of 2016, a decrease of 2.5% in U.S. dollars, though up 5.1% in local currency.(1)
Ron Robinson, Alamo Group’s President and Chief Executive Officer, commented, “We continue to be pleased with the progress we are making in 2017. Margins are steadily improving and earnings growth is strong despite very moderate sales growth. We are particularly pleased that all three of our operating divisions contributed to the earnings growth we have experienced in the first six months of 2017.

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ALAMO GROUP ANNOUNCES 2017 SECOND QUARTER RESULTS            PAGE 3

"Alamo's Industrial Division continues to be a solid performer, even though sales were essentially flat in the second quarter due to weakness in sales of our snow removal products which offset increases in other Division products, most notably sweepers, excavators and even our vacuum truck products, which have been particularly weak for the last year, showed improvement.
"Our Agricultural Division had sales growth of 4.6% and continued strong margin performance. Plus, we feel we are finally starting to see some improvement in parts of the agricultural market. Though these indications are modest and spotty, we feel this bodes well for the Division's results for the rest of the year and into 2018.
"Our European Division is also seeing signs of improved market activity. While our sales in US dollars were down slightly in the second quarter, they were up 5.0% in local currency. This was heavily affected by the declines in the value of the British pound and Euro following the Brexit vote at the end of the second quarter in 2016. Both of these currencies are now trading above the lows they were a year ago. This should make the comparables for our results more favorable in the second half of 2017. With better comparables and slight market improvement we believe the outlook for our European Division is looking up for the remainder of 2017. Significant improvements in European bookings and backlog are also adding to our confidence.(1)
"For Alamo in total, while market conditions remain soft, we are encouraged that there are some signs of improvement and we feel with any top line growth we can continue to exhibit reasonable margin improvement and earnings growth, though probably not at the pace we have experienced in the first half of 2017. Certainly our improvements in backlog in the second quarter, up over 20% from a year ago, further support this outlook. In addition we should start to benefit from the recent acquisitions we have announced. Old Dominion Brush Company in the U.S. and Santa Izabel in Brazil should both provide marginal, but accretive contributions to Alamo's results in the second half of 2017.

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ALAMO GROUP ANNOUNCES 2017 SECOND QUARTER RESULTS            PAGE 4

"As a result, while we feel our markets will remain challenged and sales growth will be modest, we are optimistic about the outlook for Alamo Group in the second half of 2017 and feel further improving market conditions should continue to benefit us as we move into 2018."
Earnings Conference Call
Alamo Group will host a conference call to discuss second quarter financial results on Thursday, August 3, 2017 at 11:00 a.m. Eastern (10:00 a.m. Central, 9:00 a.m. Mountain and 8:00 a.m. Pacific).  Hosting the call will be members of senior management.
Individuals wishing to participate in the conference call should dial 800-723-6498 (domestic) or 785-830-7989 (international). For interested individuals unable to join the call, a replay will be available until Thursday, August 10, 2017 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 2726481.
The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & Presentations”) on Thursday, August 3, 2017, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.
About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,225 employees and operates 25 plants in North America, Europe, Australia and Brazil as of June 30, 2017. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

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ALAMO GROUP ANNOUNCES 2017 SECOND QUARTER RESULTS            PAGE 5

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, acquisition integration issues and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #

(1) In this earnings release, Alamo Group reports net sales excluding the impact of currency translation, which is a non-GAAP financial measure. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.  Attachments 1 and 2 to this earnings release contain a reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure.

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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2017	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$74,637	$44,972
Accounts receivable, net	200,223	196,901
Inventories	153,150	159,840
Other current assets	9,980	6,559
Total current assets	437,990	408,272

Rental equipment, net	31,441	34,063

Property, plant and equipment	71,233	70,673

Goodwill	82,430	75,919
Intangible assets	55,353	51,724
Other non-current assets	2,417	4,677

Total assets	$680,864	$645,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$57,164	$55,702
Income taxes payable	2,210	1,159
Accrued liabilities	35,994	33,081
Current maturities of long-term debt and capital lease obligations	80	1,211
Total current liabilities	95,448	91,153

Long-term debt, net of current maturities	146,017	164,003
Deferred pension liability	2,409	3,926
Other long-term liabilities	7,407	5,843
Deferred income taxes	6,672	4,165

Total stockholders’ equity	422,911	376,238

Total liabilities and stockholders’ equity	$680,864	$645,328

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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	6/30/2017	6/30/2016	6/30/2017	6/30/2016

Industrial	$117,342	$117,146	$243,158	$240,424
Agricultural	54,221	51,845	105,998	100,507
European	41,713	42,498	79,509	81,529
Total net sales	213,276	211,489	428,665	422,460

Cost of sales	158,597	159,311	319,822	320,005
Gross margin	54,679	52,178	108,843	102,455
	25.6%	24.7%	25.4%	24.3%

Operating expenses	34,522	34,137	68,585	68,125
Income from operations	20,157	18,041	40,258	34,330
	9.5%	8.5%	9.4%	8.1%

Interest expense	(1,500)	(1,523)	(2,827)	(2,929)
Interest income	81	56	157	118
Other income (expense)	(665)	242	(873)	(380)

Income before income taxes	18,073	16,816	36,715	31,139
Provision for income taxes	5,757	6,254	12,232	11,918

Net Income	$12,316	$10,562	$24,483	$19,221

Net income per common share:

Basic	$1.07	$0.93	$2.13	$1.69

Diluted	$1.05	$0.92	$2.10	$1.67

Average common shares:
Basic	11,547	11,422	11,509	11,405

Diluted	11,671	11,550	11,646	11,529

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Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. We also disclose in Attachment 1, the net change in our total debt, net of cash, which is a non-GAAP financial measure. Attachment 2 shows a non-GAAP financial presentation that describes adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"). The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

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Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended June 30,			Change due to currency translation
	2017	2016	% change from 2016	$	%

Industrial	$117,342	$117,146	0.2%	$(392)	(0.3)%
Agricultural	54,221	51,845	4.6%	(115)	(0.2)%
European	41,713	42,498	(1.8)%	(2,898)	(6.8)%
Total net sales	$213,276	$211,489	0.8%	$(3,405)	(1.6)%

	Six Months Ended June 30,			Change due to currency translation
	2017	2016	% change from 2016	$	%

Industrial	$243,158	$240,424	1.1%	$(36)	—%
Agricultural	105,998	100,507	5.5%	244	0.2%
European	79,509	81,529	(2.5)%	(6,167)	(7.6)%
Total net sales	$428,665	$422,460	1.5%	$(5,959)	(1.4)%

Consolidated Net Change of Total Debt, Net of Cash

	June 30, 2017	June 30, 2016	Net Change

Current maturities	$80	$1,211
Long-term debt,net of current	146,017	164,003
Total debt	$146,097	$165,214

Total cash	74,637	44,972
Total debt net of cash	$71,460	$120,242	$48,782

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Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Adjusted EBITDA

	Six Months Ended		Trailing Twelve Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	December 31, 2016

Income from operations	$40,258	$34,330	$73,548	$67,620
Depreciation	8,364	9,155	16,905	17,696
Amortization	1,664	1,655	3,326	3,317
EBITDA	$50,286	$45,140	$93,779	$88,633

Fourth quarter 2016 non-cash expense related to pension termination			2,889	2,889

Adjusted EBITDA			$96,668	$91,522